     EXHIBIT 11.0 - Computation of Earnings Per Share

                                            Three Months
                                                Ended
                                               3/31/97
                                             -----------
          Net Income                         $ 1,078,638
                                              ==========
          Weighted average shares
             outstanding                       2,566,420

          Common stock equivalents due
             to dilutive effect of
             stock options                       207,025
                                              ----------
          Total Weighted average common
             shares and equivalents
             outstanding                       2,773,445
                                              ==========
          Primary earnings per share             $ .39
                                                  ====
          Total weighted average common
             shares and equivalents
             outstanding for primary
             computation                       2,773,638

          Additional dilutive shares using
             the end of period market value
             versus the average market value
             when applying the treasury
             stock method                          2,590 *
                                              ----------
          Total weighted average common
             shares and equivalents
             outstanding for fully
             diluted computation               2,776,035
                                              ==========
          Fully diluted earnings per share       $ .39
                                                  ====

* If average share price is greater than ending price, the average price for both primary and fully diluted is used for the calculation.